Exhibit 99.1


North Bay
B A N C O R P                          Contact:    Terry L. Robinson
                                                   President & CEO
                                                   trobinson@northbaybancorp.com
                                                   707-252-5024

                   NORTH BAY BANCORP POSTS RECORD 2003 PROFITS
                   NET INCOME INCREASED 18% AS LOANS GREW 29%

Napa, CA - February 19, 2004 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced record 2003 profits, which grew 18%, fueled by a 29% increase in loans outstanding. Net income totaled $4.4 million, or $1.79 per diluted share in 2003, compared to $3.7 million, or $1.56 per diluted share in 2002.

"Our 2003 results reflect the solid foundation laid in prior years and new initiatives implemented to stimulate future growth," said Terry Robinson, President and CEO. "Our sales and lending teams continued to do an excellent job of developing new business relationships and expanding existing ones, while maintaining exceptionally high credit quality. We invested in expanding and improving our franchise with the new Vintage Bank Gateway office, located in the growing industrial center south of the City of Napa, new administrative offices in and near the Gateway branch and the relocation of Solano Bank's Fairfield office to a more dynamic facility. While these investments increased costs in 2003, we are confident they will provide solid contributions to earnings in the future."

2003 Financial Review and Operating Highlights

     o   Net income increased 18% to $4.4 million.

     o   EPS increased 15% to $1.79.

     o   Revenues increased 11% to $22.5 million.

     o   Pre-tax income rose 15% to $6.6 million.

     o Return on average equity showed steady improvement at 11.70% for the year and 13.26% in 4Q03.

     o Commercial real estate loans grew 38% to $191 million and account for 62% of the loan portfolio.

     o Solano Bank was solidly profitable by year-end and continues to build momentum.

     o The Vintage Bank generated excellent loan growth and continues to gain market share.

     o Asset quality remained exemplary with no nonperforming assets at year end.

Net interest margin dropped in 2003 to 4.99% from 5.31% in 2002, as declining interest rates impacted yields on loans and investments more than the cost of funds. Fourth quarter margin increased to 5.14% from 4.94% in the fourth quarter a year ago. "More than 25% of our deposits are in non-interest bearing accounts, and an additional 50% of deposits are in money market and NOW accounts which are our second most efficient funding source," said Lee-Ann Cimino, Senior V.P. and Chief Financial Officer "While interest rates have remained relatively stable in the first part of 2004, competition for deposits is increasing in our markets, which could further impact margins this year."

Operating Results

Revenues: Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, excluding securities gains, increased 11% to $22.5 million in 2003 from $20.2 million in 2002. Fourth quarter revenues grew 14% to $6.1 million from $5.4 million in the fourth quarter of 2002.

Net interest income increased 10% to $19.3 million in 2003 compared to $17.5 million in 2002, with interest income growing 5% and interest expense falling 19%. In the fourth quarter interest income rose 4%, interest expense fell 33% and net interest income increased 11% to $5.2 million from $4.7 million a year ago. With

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NBAN 2003 Profits Up 18%
February 19, 2004
Page 2 of 5

no non-performing assets, the provision for loan losses decreased 29% and 59%, respectively for the fourth quarter and the full year ended December 31, 2003. Net interest income after the provision for loan losses increased 13% in both the quarter and the year ended December 31, 2003. Net interest income after the provision for loan losses in 2003 totaled $19.0 million compared to $16.9 million in 2002, and was $5.1 million in the fourth quarter of 2003 compared to $4.5 million in the fourth quarter of 2002.

Non-interest income less net gains on sale of securities increased 18% in 2003 and 32% in the fourth quarter compared to the same periods in 2002. "An increase in total checking accounts, higher deposit balances and new fee-based services contributed to strong operating income in 2003," Robinson noted. "In the second half of the year, we introduced an Overdraft Privilege Program that is proving to be very popular with our customers."

Gains on sale of securities in 2003 totaled $637,000 compared to $399,000 in 2003. The company did not have any gains on securities in the fourth quarter of 2003, but posted $333,000 in such gains in the fourth quarter of 2002. "With the strong demand for loans this year, we have been able to sell a portion of our securities portfolio at a profit and replace these investments with higher yielding loans," said CFO Cimino.

Non-interest expenses in 2003 increased 14% to $16.3 million from $14.3 million in 2002. In addition to the 41% increase in occupancy expense and 11% growth in salaries and benefits for the branch and headquarters expansions, operating expenses included unusually high legal fees incurred in connection with litigation settled in June. Consequently, the tax equivalent efficiency ratio in 2003 was 69.00% compared to 67.71 % in 2002. The efficiency ratio measures non-interest expenses as a percent of revenues. In the fourth quarter, non-interest expenses dropped 2% to $3.7 million from $3.8 million in the fourth quarter a year ago.

Pre-tax Income increased 15% in 2003 to $6.6 million from $5.7 million in 2002. Fourth quarter pre-tax income increased 30% to $2.3 million compared to $1.7 million in the fourth quarter of 2002.

Income taxes increased in the fourth quarter and year ended December 31, 2003, due to increases in earnings. The provision for income taxes was $2.2 million for 2003, at an effective rate of 33%, compared with $2.0 million, or 35% in 2002. The fourth quarter tax provision increased 58% to $975,000, at an effective rate of 43%, compared with $619,000, or a rate of 35% for the fourth quarter of 2002 as previously announced. The increase was primarily due to a change in tax treatment for income from a Real Estate Investment Trust (REIT) formed by The Vintage Bank in January, 2003. Following a release by the California Franchise Tax Board, management decided to recognize a $386,000
California State income tax expense, and reverse the accrued tax benefits attributable to the REIT. The fourth quarter's tax accrual was favorably impacted by a reduction of $175,000 in the company's tax reserve. The reduction was a result of prior years' adjustment upon resolution with tax authorities.

Profitability ratios improved with return on equity and return on assets up for both the full year and the fourth quarter. "As we grow into the physical infrastructure put in place the past few years, we anticipate our profit ratios will continue to improve. Our staffing and branch footprint have more than adequate capacity to accommodate our growth plans for the next few years and take advantage of the opportunities in our markets," Robinson added. North Bay generated a return on average equity of 11.70% in 2003 and 13.26% in the fourth quarter compared to 11.36% and 12.80% during the same periods of 2002. Return on average assets was 1.00% in 2003 compared to 0.99% in 2002, and was 1.12% in the fourth quarter of 2003 compared to 1.06% in the fourth quarter of 2002.

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NBAN 2003 Profits Up 18%
February 19, 2004
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Balance Sheet

Total assets were $459.5 million as of December 31, 2003, a 10% increase from December 31, 2002. Deposits grew 11% during 2003, with growth in both average balances and the number of new checking accounts. Loans, net of the allowance for loan losses, grew 29% to $303.1 million during 2003 with a 38% growth in commercial real estate loans, 80% increase in construction loans and 20% expansion in consumer loans. Shareholders' equity increased 12% to $39.4 million, or $17.26 per share, compared to $35.3 million, or $16.59 per share at year-end 2002.

Liquidity levels significantly exceeded policy requirements throughout the year. As of December 31, 2003 liquid assets represented 28% of total assets.

Asset quality remains excellent with no nonperforming loans as of December 31, 2003. The allowance for loan losses was $3.5 million, or 1.15% of loans outstanding at year end, compared to $3.3 million or 1.38% of loans outstanding at the end of 2002. Net charge-offs in 2003 were a nominal $4,000 in 2003, compared to $3,000 charged off in 2002.

ABOUT NORTHBAY BANCORP

North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California--The Vintage Bank based in Napa County and Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers.

The Vintage Bank, which opened for business in 1985, currently operates five banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The Bank's main office and two branch offices are located in the City of Napa. Vintage also has a branch in the City of St. Helena, a branch on Airport Road in the Southern industrial area of Napa County and an off-site ATM facility in Yountville.

Solano Bank, which opened in July 2000, operates offices in the primary cities along the I-80 corridor of Solano County. The Bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting people with a quality lifestyle, affordable housing and business-friendly attitude.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include,

among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

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NBAN 2003 Profits Up 18%
February 19, 2004
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
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENT                                   3-Month Period Ended:                         Year Ended:
(in $000's, unaudited)                                  12/31/03      12/31/02     % Change      12/31/03      12/31/02    % Change
                                                      ------------------------------------------------------------------------------
Interest Income                                          $ 5,842      $ 5,638         3.6%      $ 22,251      $ 21,179        5.1%
Interest Expense                                             667          988       -32.5%         2,995         3,691      -18.9%
                                                         -------      -------                   --------      --------
    Net Interest Income                                    5,175        4,650        11.3%        19,256        17,488       10.1%
Provision for Loan & Lease Losses                            103          144       -28.5%           238           576      -58.7%
                                                         -------      -------                   --------      --------
    Net Interest Income after Loan Loss Provision          5,072        4,506        12.6%        19,018        16,912       12.5%
Service Charges                                              577          346        66.8%         1,645         1,321       24.5%
Loan Sale & Servicing Income                                  28            -                        232             -
Bank Owned Life Insurance Income                              64           98       -34.7%           338           393      -14.0%
Other Non-Interest Income                                    256          259        -1.2%           995           998       -0.3%
Gain/(Loss) on Investments                                     -          333      -100.0%           637           399       59.6%
                                                         -------      -------                   --------      --------
    Total Non-Interest Income                                925        1,036       -10.7%         3,847         3,111       23.7%
Salaries & Benefits                                        1,899        2,035        -6.7%         8,795         7,893       11.4%
Occupancy Expense                                            358          236        51.7%         1,289           916       40.7%
Equipment Expense                                            223          222                      1,453         1,614
Other Non-Interest Expenses                                1,242        1,304        -4.8%         4,778         3,893       22.7%
                                                         -------      -------                   --------      --------
    Total Non-Interest Expenses                            3,722        3,797        -2.0%        16,315        14,316       14.0%
    Income Before Taxes                                    2,275        1,745        30.4%         6,550         5,707       14.8%
Provision for Income Taxes                                   975          619        57.5%         2,179         1,999        9.0%
                                                         -------      -------                   --------      --------
------------------------------------------------------------------------------------------------------------------------------------
     Net Income                                          $ 1,300      $ 1,126        15.5%      $  4,371      $  3,708       17.9%
                                                         -------      -------                   --------      --------
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TAX DATA
Tax-Exempt Muni Income                                   $   252      $   162        55.6%      $    712      $    664        7.2%
Tax-Exempt BOLI Income                                   $    64      $    98       -34.7%      $    338      $    393      -14.0%
Interest Income - Fully Tax Equivalent                   $ 5,972      $  5,72         4.4%      $ 22,618      $ 21,521        5.1%
------------------------------------------------------------------------------------------------------------------------------------
NET CHARGE-OFFS (RECOVERIES)                             $    -       $    (3)     -100.0%      $      4      $      3       33.3%
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA                                                    3-Month Period Ended:                     Year Ended:
(unaudited)                                             12/31/03     12/31/02      % Change     12/31/03      12/31/02     % Change
                                                      ------------------------------------------------------------------------------
Basic Earnings per Share                                 $  0.54      $  0.48        12.5%      $   1.83      $   1.60       14.4%
Diluted Earnings per Share                               $  0.53      $  0.47        12.8%      $   1.79      $   1.56       14.7%
Common Dividends                                         $  0.00      $  0.00                   $   0.20      $   0.20        0.0%
Wtd. Avg. Shares Outstanding                           2,399,928    2,233,676                  2,382,093     2,313,461
Wtd. Avg. Diluted Shares                               2,469,225    2,292,482                  2,439,604     2,371,214
Book Value per Basic Share (EOP)                         $ 17.26      $ 16.59         4.0%      $  17.26      $  16.59        4.0%
Common Shares Outstanding. (EOP)                       2,285,646    2,130,288                  2,285,646     2,130,288
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 KEY FINANCIAL RATIOS                                     3-Month Period Ended:                         Year Ended:
(unaudited)                                               12/31/03     12/31/02                  12/31/03      12/31/02
                                                      ------------------------------------------------------------------------------
Return on Average Equity                                   13.26%       12.80%                     11.70%        11.36%
Return on Average Assets                                    1.12%        1.06%                      1.00%         0.99%
Net Interest Margin (Tax-Equivalent)                        5.14%        4.94%                      4.99%         5.31%
Efficiency Ratio (Tax-Equivalent)                          59.43%       65.24%                     69.00%        67.71%

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AVERAGE BALANCES                                                3-Month Period Ended:                       Year Ended:
(in $000's, unaudited)                                  12/31/03      12/31/02     % Change     12/31/03      12/31/02     % Change
                                                      ------------------------------------------------------------------------------
Average Assets                                          $460,089      $421,451        9.2%      $438,924      $372,941       17.7%
Average Earning Assets                                  $409,068      $380,002        7.6%      $390,829      $333,161       17.3%
Average Gross Loans & Leases                            $300,654      $233,836       28.6%      $277,220      $212,735       30.3%
Average Deposits                                        $406,944      $373,217        9.0%      $386,942      $330,807       17.0%
Average Equity                                          $ 38,899      $ 34,900       11.5%      $ 37,356      $ 32,627       14.5%
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

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NBAN 2003 Profits Up 18%
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
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STATEMENT OF CONDITION                                               End of Period:
(in $000's, unaudited)                             12/31/03              12/31/02         Annual Chg
                                               --------------------------------------------------------
ASSETS
Cash and Due from Banks                            $ 28,756              $ 23,785            20.9%
Securities and Fed Funds Sold                       101,301               135,719           -25.4%

Commercial & Industrial                              46,066                46,206            -0.3%
Commercial Secured by Real Estate                   191,408               139,138            37.6%
Real Estate                                           6,157                 9,882           -37.7%
Construction                                         35,417                19,642            80.3%
Consumer                                             28,863                24,107            19.7%
                                                   --------              --------
    Gross Loans & Leases                            307,911               238,975            28.8%
Deferred Loan Fees                                   (1,248)               (1,348)           -7.4%
                                                   --------              --------
    Loans & Leases Net of Deferred Fees             306,663               237,627            29.1%
Allowance for Loan & Lease Losses                    (3,524)               (3,290)            7.1%
                                                   --------              --------
    Net Loans & Leases                              303,139               234,337            29.4%
Loans Held-for-Sale                                   3,095                     -
Bank Premises & Equipment                            10,909                10,800             1.0%
Other Assets                                         12,282                11,817             3.9%
                                                   --------              --------
     Total Assets                                  $459,482              $416,458            10.3%
                                                   ========              ========

LIABILITIES & CAPITAL
Demand Deposits                                    $103,401              $104,142            -0.7%
NOW / Savings Deposits                              132,527                99,838            32.7%
Money Market Deposits                                98,119                84,406            16.2%
Time Certificates of Deposit                         72,398                79,417            -8.8%
                                                   --------              --------
    Total Deposits                                  406,445               367,803            10.5%

Subordinated Debentures                              10,000                10,000             0.0%
                                                   --------              --------
    Total Deposits & Interest Bearing Liab.         416,445               377,803            10.2%

Other Liabilities                                     3,596                 3,312             8.6%
Total Capital                                        39,441                35,343            11.6%
                                                   --------              --------
    Total Liabilities & Capital                    $459,482              $416,458            10.3%
                                                   ========              ========

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CREDIT QUALITY DATA                                          End of Period:
(in $000's, unaudited)                             12/31/03              12/31/02
                                                   --------              --------
Non-Accruing Loans                                 $      -              $      -
Over 90 Days PD and Still Accruing                        0                     0
Other Real Estate Owned                                   0                     0
                                                   --------              --------
    Total Non-Performing Assets                    $      -              $      -
                                                   --------              --------
Net Charge-Offs to Avg Loans                       $      4              $      3
-------------------------------------------------------------------------------------------------------
Non-Performing Loans to Total Loans                    0.00%                 0.00%
Non-Performing Assets to Total Assets                  0.00%                 0.00%
Allowance for Loan Losses to Loans                     1.14%                 1.38%

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OTHER PERIOD-END STATISTICS                                  End of Period:
(unaudited)                                          12/31/03              12/31/02

Shareholders' Equity / Total Assets                     8.6%                  8.5%
Loans / Deposits                                       75.8%                 65.0%
Non-Interest Bearing Deposits / Total Deposits         25.4%                 28.3%
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